Exhibit 99.1

Contact:
Bee van Kessel
Tel: + 1 835 235 0735
Email: investorrelations@trinseo.com

Trinseo Reports Second Quarter 2026 Financial Results

Second Quarter 2026 Highlights

●	Net loss of $120 million and EPS of $(3.27) included $89 million of pre-tax charges, primarily related to ongoing lender negotiations and asset restructuring programs
●	Adjusted EBITDA* of $81 million was $39 million above prior year, primarily from margin improvements in Polymer Solutions and Engineered Materials and from savings achieved on previously announced asset restructuring actions
●	Cash used in operating activities of $115 million and capital expenditures of $10 million resulted in Free Cash Flow* of negative $125 million, ending cash of $198 million (of which $17 million was restricted), and total liquidity of $187 million
●	Commenced and continued to advance our debt restructuring process, supported by court-approved debtor-in-possession (“DIP”) financing, with the goal of strengthening the Company's balance sheet and enhancing long-term financial flexibility, while continuing to operate in the ordinary course and meeting all obligations to employees, suppliers and other customers; note: our most recent disclosures can be found in the Form 10-Q.
●	Restarted the sale process of Americas Styrenics with our joint venture partner

	Three Months Ended
	June 30,
$millions, except per share data	2026	2025
Net Sales	$845	$784
Net Loss	(120)	(106)
Diluted EPS ($)	(3.27)	(2.95)
Adjusted Net Loss*	(27)	(76)
Adjusted EPS ($)*	(0.74)	(2.12)
EBITDA*	(8)	26
Adjusted EBITDA*	81	42
Cash used in operating activities	(115)	7
Free Cash Flow*	(125)	(3)

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — August 6, 2026 — Trinseo, a specialty material solutions provider, today reported its second quarter 2026 financial results. Net sales of $845 million increased 8% compared with the prior year, driven by higher prices across all business segments due to pass-through of higher raw material costs, commercial initiatives, and favorable currency impacts. These increases were partially offset by lower volumes, which were entirely attributable to the closure of our virgin MMA production facilities in Italy and the force majeure at our polystyrene plant in Tessenderlo caused by operational damage from a severe storm. Second quarter net loss of $120 million was $14 million worse than prior year. The current year quarter included $89 million of pre-tax charges, primarily related to reorganization items and other debt restructuring costs, as well as asset restructuring programs. Adjusted EBITDA of $81 million was $39 million above prior year, primarily from margin improvements in Polymer Solutions and Engineered Materials and savings from previously announced asset restructuring actions.

Second quarter cash used in operating activities of $115 million and capital expenditures of $10 million led to Free Cash Flow* of negative $125 million. Free cash flow was impacted by debt and other restructuring fees of $85 million and volatile raw material costs which led to a working capital increase of $80 million.

During the quarter, the Company continued to advance its debt restructuring process and maintain ordinary-course operations supported by court-approved DIP financing. Trinseo remains focused on serving customers, supporting suppliers and employees, and executing its financial restructuring to strengthen its balance sheet and improve long-term financial flexibility.

Second Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $292 million for the quarter decreased 1% versus prior year primarily due to lower MMA volumes following the closure of our virgin MMA production facilities in Italy. Adjusted EBITDA of $43 million increased $12 million versus prior year due to global margin expansion as a result of strategic product mix improvements from lower MMA volumes and higher PMMA resin volumes, as well as lower fixed costs driven by savings from the closure of the aforementioned MMA facilities.
●	Latex Binders net sales of $248 million for the quarter increased 21% versus prior year from higher prices and volumes, primarily in paper and board and textile applications in Asia and North America. Adjusted EBITDA of $16 million was $1 million below prior year due to continued weakness in paper & board and textile applications in Europe as well as negative net timing. Net sales to CASE and battery binders applications accounted for 15% of total segment net sales, with volume increasing 3% over prior year in a muted market environment.
●	Polymer Solutions net sales of $306 million for the quarter increased 7% versus prior year from higher prices, partially offset by lower volumes primarily in polystyrene due to our Tessenderlo site’s force majeure from the end of March to the beginning of May. Plant operations were fully restored by the end of May. Adjusted EBITDA of $43 million was $38 million above prior year, primarily due to margin improvement from raw material volatility and commercial initiatives, partially offset by lower polystyrene volumes.
●	Americas Styrenics Adjusted EBITDA of $1 million for the quarter was $7 million below prior year from higher raw material costs, mainly benzene, and soft end market demand.

Commenting on the Company’s second quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “The second quarter has been characterized by volatile market conditions and persistent consumer uncertainty amidst significant ongoing geopolitical tensions, however our team has remained focused and taken proactive steps to take advantage of opportunities where they arise. We continue to focus on strategic product and market growth, while delivering world-class service to our customers and maintaining strong relationships with our suppliers. We are also encouraged by the progress made in our balance sheet restructuring process, which is supported by our court-approved DIP financing and allows us to continue operating in the ordinary course. We look forward to completing the restructuring and emerging with a stronger balance sheet, enhanced financial flexibility and an improved foundation to continue driving innovation and executing our long-term strategy.”

About Trinseo

Trinseo, a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.0 billion in 2025. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income (Loss), EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” ”estimate,” “see,” “outlook,” “will,” “may,” “might,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to obtain approval of the joint prepackaged plan of reorganization or other motions or requests made with respect to the voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”); our ability to consummate the plan of reorganization and emerge from Chapter 11 within our currently expected timeline or at all; the effects of the Chapter 11 Cases, including increased professional costs, on our liquidity, results of operations and business; the outcome of litigation related to the Chapter 11 Cases; the consummation of the transactions contemplated by the plan of reorganization, including the ability of the parties to negotiate definitive agreements and satisfy the other conditions of the plan of reorganization, including completion of the Irish examinership proceedings and other regulatory filings; our ability to continue as a going concern; our ongoing discussions with our financial stakeholders; our significant levels of indebtedness and our ability to service, repay or refinance our indebtedness; our ability to meet the covenants under our existing indebtedness; deterioration of our credit profile limiting our access to commercial credit; unexpected payment obligations or liabilities which could create liquidity challenges; conditions in the global economy and capital markets, including persistent decreased customer demand and the impact of tariffs on global trade relations; our ability to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; the timing of, and our ability to complete, a sale of our interest in Americas Styrenics; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; our ability to generate cash flows from operations and achieve our forecasted cash flows; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$845.4	$784.3	$1,570.1	$1,569.1
Cost of sales	745.7	747.7	1,408.7	1,468.7
Gross profit	99.7	36.6	161.4	100.4
Selling, general and administrative expenses	100.8	78.1	188.2	169.1
Equity in earnings of unconsolidated affiliate	1.2	8.2	3.3	6.4
Operating income (loss)	0.1	(33.3)	(23.5)	(62.3)
Interest expense, net	72.4	69.5	151.1	136.1
Reorganization items, net	41.3	—	41.3	—
Other expense (income), net	5.5	0.2	9.7	(23.0)
Loss before income taxes	(119.1)	(103.0)	(225.6)	(175.4)
Provision for income taxes	0.5	2.5	9.9	9.1
Net loss	$(119.6)	$(105.5)	$(235.5)	$(184.5)
Weighted average shares- basic	36.6	35.7	36.4	35.6
Net loss per share- basic	$(3.27)	$(2.95)	$(6.47)	$(5.18)
Weighted average shares- diluted	36.6	35.7	36.4	35.6
Net loss per share- diluted	$(3.27)	$(2.95)	$(6.47)	$(5.18)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$181.4	$146.7
Accounts receivable, net of allowance	477.4	364.5
Inventories	390.7	316.0
Other current assets	116.4	37.5
Investments in unconsolidated affiliate	210.2	206.9
Property, plant, equipment, goodwill, and other intangible assets, net	1,001.7	1,084.2
Right-of-use assets - operating, net	59.4	56.2
Other long-term assets	61.4	68.2
Total assets	$2,498.6	$2,280.2
Liabilities and shareholders’ equity (deficit)
Current liabilities	999.2	714.7
Long-term debt	1.9	2,332.5
Noncurrent lease liabilities - operating	26.0	47.9
Other noncurrent obligations	256.4	282.9
Liabilities subject to compromise	2,562.3	—
Shareholders’ equity (deficit)	(1,347.2)	(1,097.8)
Total liabilities and shareholders’ equity (deficit)	$2,498.6	$2,280.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Cash flows from operating activities
Cash used in operating activities	$(348.2)	$(103.4)

Cash flows from investing activities
Capital expenditures	(21.3)	(18.5)
Proceeds from the sale of other assets	4.8	—
Cash used in investing activities	(16.5)	(18.5)

Cash flows from financing activities
Deferred financing fees	(10.8)	(19.8)
Short-term borrowings, net	(1.0)	(2.3)
Dividends paid	(0.5)	(0.9)
Withholding taxes paid on restricted share units	(0.2)	(0.2)
Repurchases and repayments of long-term debt	(3.0)	(9.6)
Net proceeds from issuance of 2028 Refinance Term Loans	—	115.0
Repayments of 2025 Senior Notes	—	(115.0)
Proceeds from Accounts Receivable Securitization Facility	171.4	130.0
Repayments of Accounts Receivable Securitization Facility	(144.7)	(55.0)
Proceeds from Revolving Facility	304.6	50.0
Repayments of Revolving Facility	(41.2)	(50.0)
Borrowing under the DIP Facility	142.5	—
Cash provided by financing activities	417.1	42.2
Effect of exchange rates on cash	(3.0)	7.0
Net change in cash, cash equivalents, and restricted cash	49.4	(72.7)
Cash, cash equivalents, and restricted cash—beginning of period	149.0	211.9
Cash, cash equivalents, and restricted cash—end of period	$198.4	$139.2
Less: Restricted cash	17.0	2.2
Cash and cash equivalents—end of period	$181.4	$137.0

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2026	2025	2026	2025
Engineered Materials	$291.5	$293.2	$554.5	$570.5
Latex Binders	247.9	204.2	444.4	413.5
Polymer Solutions	306.0	286.9	571.2	585.1
Americas Styrenics*	—	—	—	—
Total Net Sales	$845.4	$784.3	$1,570.1	$1,569.1

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	June 30,
(In millions, except per share data)	2026	2025
Net loss	$(119.6)	$(105.5)
Interest expense, net	72.4	69.5
Provision for income taxes	0.5	2.5
Depreciation and amortization (a)	38.8	59.8
EBITDA	$(7.9)	$26.3
Loss on financing transactions (b)	6.0	1.6	Selling, general, and administrative expenses
Net gain on disposition of businesses and assets (c)	(2.5)	—	Selling, general, and administrative expenses
Restructuring and other charges (d)	8.8	10.8	Selling, general, and administrative expenses
Reorganization items, net (e)	41.3	—	Reorganization items, net
Other items (e)	35.3	2.9	Selling, general, and administrative expenses, Other expense (income), net
Adjusted EBITDA	$81.0	$41.6
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	81.0	41.6
Interest expense, net	72.4	69.5
Provision for income taxes - Adjusted (f)	(1.2)	2.8
Depreciation and amortization - Adjusted (g)	36.8	44.9
Adjusted Net Loss	$(27.0)	$(75.6)
Weighted average shares- diluted	36.6	35.7
Adjusted EPS	$(0.74)	$(2.12)

Adjusted EBITDA by Segment:
Engineered Materials	$43.2	$31.1
Latex Binders	15.8	16.8
Polymer Solutions	43.4	5.2
Americas Styrenics	1.2	8.2
Corporate Unallocated	(22.6)	(19.7)
Adjusted EBITDA	$81.0	$41.6

(a)	During the three months ended June 30, 2025, the Company entered into an agreement to move our current enterprise resource planning (“ERP”) system to a cloud based system, triggering an acceleration of the amortization of the capitalized software assets totaling $13.8 million.
(b)	Amounts for the three ended June 30, 2026 primarily relate to fees incurred in conjunction with the Company’s ongoing lender negotiations that did not meet the criteria for deferred financing charges as the transaction occurred during the Chapter 11 proceedings and was accounted for in accordance with ASC 852.

Amounts for the three months ended June 30, 2025 primarily relate to fees incurred in conjunction with Company’s debt refinancing transaction that did not meet the criteria for deferred financing charges as the transaction was accounted for as a modification of debt in accordance with ASC 470-60.

(c)	Amounts for the three months ended June 30, 2026 primarily relate to gain on sale of assets after certain of the Company’s restructuring plans.
(d)	Restructuring and other charges for the 2026 and 2025 periods primarily relate to employee termination benefits, contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s restructuring plans.
(e)	Other items for the three ended June 30, 2026 primarily relate to fees incurred in connection with the Company’s ongoing lender negotiations which were incurred before the Company filed for bankruptcy or were incurred by non-Debtor entities. Any fees incurred in connection with the Company’s ongoing lender negotiations by the Debtors during the pendency of the bankruptcy are included in Reorganization items, net.

Other items for the 2025 period primarily relate to fees incurred in conjunction with certain of the Company’s legal defense costs associated with Synthos litigation.

(f)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.
(g)	Amounts for the three months ended June 30, 2026 and 2025 exclude accelerated depreciation of $2.0 million and $14.9 million, respectively. The 2026 and 2025 charges are primarily related to the depreciation impacts related to restructuring programs.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2026	2025	2026	2025
Cash provided by (used in) operating activities	$(115.3)	$6.8	$(348.2)	$(103.4)
Capital expenditures	(10.0)	(9.8)	(21.3)	(18.5)
Free Cash Flow	$(125.3)	$(3.0)	$(369.5)	$(121.9)